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                                                                     EXHIBIT 8.1

                                              August 21, 2000

WPP Group plc
27 Farm Street
London, WIX 6RD
England

Ladies and Gentlemen:

    We are acting as your counsel in connection with the proposed merger (the "Merger") of York II Merger Corp. ("Merger Sub"), a newly organized Delaware corporation and a wholly owned direct subsidiary of York Merger Corp. ("Merger Sub Holding"), a wholly owned subsidiary of WPP Group plc, an English public limited company ("WPP"), with and into Young & Rubicam Inc. ("Y&R"), whereupon Y&R will be the surviving corporation and the separate existence of Merger Sub will cease. The Merger will be consummated pursuant to the Amended and Restated Agreement and Plan of Merger dated as of May 11, 2000 by and among Y&R, WPP, Merger Sub Holding and Merger Sub (the "Merger Agreement").

    WPP has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form F-4 (the "Registration Statement"), with respect to the WPP ordinary shares, including those represented by WPP depositary shares, to be issued to holders of shares of common stock of Y&R in connection with the Merger. In addition, WPP has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement, and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Proxy Statement/ Prospectus and upon such other documents as we have deemed appropriate and the representations of WPP, Merger Sub Holding, Merger Sub and Y&R referred to in the Proxy Statement/Prospectus and set forth in the attached tax representation letters from WPP, Merger Sub Holding, Merger Sub and Y&R.

    We have assumed that all parties to the Merger Agreement have acted, and will act, in accordance with the terms of such Merger Agreement and that the Merger will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions.

    Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement/Prospectus captioned "Material Tax Consequences," the portion of the Proxy Statement/Prospectus captioned "Material Tax Consequences" that describes the United States Federal income tax consequences is accurate in all material respects. No opinion is expressed on any matters other than those specifically referred to herein.

    This opinion is furnished to you for your use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                          Very truly yours,
                                          FRIED, FRANK, HARRIS, SHRIVER &
                                          JACOBSON